CONTACTS: Rodney C. Sacks
                       Chairman and Chief Executive Officer
                       (951) 739-6200

                       Hilton H. Schlosberg
                       Vice Chairman
                       (951) 739-6200

                       Roger S. Pondel
                       PondelWilkinson Inc.
                       (310) 279-5980


                            Hansen Natural Responds
                        To Certain Unfounded Speculation

     Corona, CA-August 12, 2005--Hansen Natural Corporation (NASDAQ: HANS) today stated that it is not company policy to comment on speculative remarks or press reports. However, management believes that it is desirable to respond to certain unfounded speculation recently disseminated without the company's knowledge or approval, which may have caused some confusion to some investors and to set the record straight.

     In the investor conference call conducted by the company on August 9, 2005, management indicated that the increased level of accounts receivable at June 30, 2005 was primarily attributable to the substantial increase in sales, together with the substantial increased percentage of its sales to bottlers/distributors that have different payment terms than warehouse division customers.

     The large customer group referred to in the company's Form 10Q is the Dr. Pepper/Seven-Up Bottling Group, Inc. Members of this group are long-standing customers and primarily distribute Monster Energy(tm) drinks, Lost(r) Energy(tm) drinks and certain other Hansen's(r) Natural products to retail customers in a significant portion of the country. The level of business conducted with this customer group has increased substantially, primarily due to increased sales velocity of Monster Energy(tm) drinks throughout the year, combined with increased territory allocated to this customer group from time to time.

     The company did not extend to this customer group or to any of its customers, either return rights or other incentives out of the ordinary and regular course of business and rejects any suggestion that this customer group or indeed any other customers were persuaded or encouraged to purchase more product than they may have under normal circumstances. No extended or different credit terms were granted to this customer group. Any assertion or innuendo to the contrary is untrue. The company has always followed and will continue to follow appropriate accounting and business practices, and its recently filed Form 10Q conforms with generally accepted accounting principles.

     Promotional expenditures incurred in the quarter were deemed appropriate by management given prevailing market conditions and the competitive environment. Promotional expenditures were planned in advance of the quarter based on anticipated sales levels and promotions that the company was able to negotiate with retail chains. As evidenced by the results, sales were substantially above expectations. Accordingly, promotional expenditure levels were lower as a percentage of sales than had originally been budgeted, although the actual amounts expended were substantially higher than in the previous quarter and in the comparable quarter of 2004.

     In the ordinary course of its business, the company incurs and will continue to incur promotional expenditures that it believes are appropriate in the circumstances based on market conditions and the anticipated actions of competitors, without regard to the possible impact thereof on quarterly reporting.

     Hansen Natural Corporation markets and distributes Hansen's(r) Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade(r) energy sports drinks, E20 Energy Water(r), functional drinks, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice(r) juice, iced teas, lemonades and juice cocktails, apple juice, cider and juice blends, Blue Sky(r) brand carbonated beverages, Monster Energy(tm) brand energy drinks, Lost(r) Energy(tm) brand energy drinks, Rumba(tm) brand energy juice and Joker(tm) brand energy drinks. Hansen can be found on the Web at www.hansens.com.

     Certain statements made in this announcement may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms/or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following:
Changes in consumer preferences, changes in demand that are weather related, particularly in areas outside of California, competitive pricing and/or marketing pressures, changes in the price and/or availability of raw materials for the company's products, the availability of production and/or suitable facilities, the marketing efforts of the distributors of the company's products, most of (more) which distribute products that are competitive with the products of the company, the introduction of new products, as well as unilateral decisions that may be made by convenience and/or grocery chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company's products that they are carrying at any time. Management further notes that the company's plans and results may be affected by any change in the availability of the company's credit facilities and the actions of its creditors.

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